                   Cambridge Technology Capital Fund I L.P.

                         INDEX TO FINANCIAL STATEMENTS

                                                                         Page(s)
                                                                         -------

Report of Independent Accountants........................................   1

Balance Sheets as of December 31, 2000 and 1999..........................   2

Statements of Operations for the Years Ended December 31, 2000, 1999,
  and 1998...............................................................   3

Statements of Changes in Partners' Capital for the Years Ended
  December 31, 2000, 1999, and 1998......................................   4

Statements of Cash Flows for the Years Ended December 31, 2000, 1999
  and 1998...............................................................   5

Notes to Financial Statements............................................  6-11

                                                                    Exhibit 99.1

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Partners of
Cambridge Technology Capital Fund I L.P.:

In our opinion, the accompanying balance sheets and the related statements of operations, changes in partners' capital and cash flows present fairly, in all material respects, the financial position of Cambridge Technology Capital Fund I L.P. at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As explained in Note 2 to the financial statements, the Partnership changed its method of accounting for organizational costs, effective January 1, 1999.


/s/ PricewaterhouseCoopers LLP


Boston, Massachusetts
February 5, 2001

CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.
BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
- --------------------------------------------------------------------------------

                                                         2000           1999
                                                         ----           ----
ASSETS
Investments, at fair value (cost of $9,991,585 and
   $16,772,765, respectively) (Note 10)              $21,313,330   $139,120,870
Cash and cash equivalents                                897,991        342,491
Capital subscription receivable                               34          8,564
                                                     -----------   ------------

        Total assets                                 $22,211,355   $139,471,925
                                                     ===========   ============

LIABILITIES
Accrued expenses                                          54,095         19,888
                                                     -----------   ------------

PARTNERS' CAPITAL
Syndication costs                                        (34,011)       (34,011)
Contributed capital                                   23,989,883     20,707,070
Accumulated loss from operations                      (2,355,771)    (1,620,615)
Accumulated realized gains on investments            127,877,420      7,398,793
Unrealized appreciation of investments                11,321,745    122,349,105
Distributions                                       (138,642,006)    (9,347,306)
                                                     ------------  -------------

        Total partners' capital                        22,157,260   139,452,037
                                                     ------------  -------------

        Total liabilities and partners' capital      $ 22,211,355  $139,471,925
                                                     ===========   ============

  The accompanying notes are an integral part of these financial statements.

CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
- --------------------------------------------------------------------------------

                                                                            2000           1999           1998
                                                                            ----           ----           ----
Investment income:
   Interest income                                                   $      52,321   $     46,100    $    32,821
                                                                     -------------   ------------    -----------
Expenses:
   Management fees                                                         631,313        631,313        631,270
   Professional fees and other expenses                                    156,165         70,652         86,196
                                                                     -------------   ------------    -----------
        Total operating expenses                                           787,478        701,965        717,466
                                                                     -------------   ------------    -----------
Net operating loss before cumulative effect of accounting change          (735,157)      (655,865)      (684,645)

Cumulative effect of change in accounting for organizational costs               -       (151,151)             -
                                                                     -------------   ------------    -----------
Net operating loss after cumulative effect of accounting change           (735,157)      (807,016)      (684,645)

Net realized gains                                                     120,478,627      7,398,793              -

Net increase (decrease) in unrealized appreciation of investments     (111,026,360)   118,336,465      4,011,640
                                                                     -------------   ------------    -----------
Net increase in partners' capital resulting from investment
   performance and operations                                        $   8,717,110   $ 124,928,24    $ 3,326,995
                                                                     =============   ============    ===========


  The accompanying notes are an integral part of these financial statements.

CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.
STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
- --------------------------------------------------------------------------------

                                                                           GENERAL       LIMITED
                                                                           PARTNER       PARTNER         TOTAL
                                                                           -------       -------         -----
Partners' capital at December 31, 1997                               $      10,920  $   1,088.743  $   1,099,663
Capital contributions during the year                                       66,919      6,625,000      6,691,919
Net operating loss for the year                                             (6,846)      (677,799)      (684,645)
Increase in unrealized appreciation of investments during the year          40,116      3,971,524      4,011,640
                                                                     -------------   ------------  -------------
Partners' capital at December 31, 1998                                     111,109     11,007,468     11,118,577
Capital contributions during the year                                      127,525     12,625,000     12,752,525
Net operating loss for the year                                             (8,070)      (798,947)      (807,017)
Realized gains on investments during the year                               73,988      7,324,805      7,398,793
Increase in unrealized appreciation of investments during the year       1,183,365    117,153,100)   118,336,465
Distributions during the year                                              (93,473)    (9,253,833)    (9,347,306)
                                                                     -------------   ------------  -------------
Partners' capital at December 31, 1999                               $   1,394,444   $138,057,593  $ 139,452,037
Capital contributions during the year                                       32,828      3,249,985      3,282,813
Net operating loss for the year                                           (473,716)      (261,441)      (735,157)
Realized gains on investments during the year                           26,524,515     93,954,112    120,478,627
Increase (decrease) in unrealized appreciation of investments
   during the year                                                       1,131,442   (112,157,802)  (111,026,360)
Distributions during the year                                          (24,642,229)  (104,652,471)  (129,294,700)
                                                                     -------------   ------------  -------------
Partners' capital at December 31, 2000                               $   3,967,284   $ 18,189,976  $  22,157,260
                                                                     =============   ============  =============

  The accompanying notes are an integral part of these financial statements.

CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
- --------------------------------------------------------------------------------


                                                                       2000           1999           1998
Cash flows from operating activities:
  Net operating loss                                              $   (735,157)   $   (807,016)  $    (684,645)
  Adjustments to reconcile net operating loss to net cash
    used in operating activities:
      Amortization of organizational costs                                  --         151,151          43,905
  Changes in assets and liabilities:
      Accrued expenses                                                  34,206          (2,606)       (180,979)
                                                                  ------------    ------------   -------------

     Net Cash used in operating activities                            (700,951)       (658,471)       (821,719)
                                                                  ------------    ------------   -------------
Cash flows from investing activities:
  Proceeds from the sale of investments                             22,605,980         551,482              --
  Proceeds from the maturity of investments                          1,000,000              --              --
  Organization costs                                                        --              --         (40,152)
  Purchase of investments                                           (3,450,592)    (13,610,984)     (5,161,777)
                                                                  ------------    ------------   -------------

     Net cash provided by (used in) investing activities            20,155,388     (13,059,502)     (5,201,929)
                                                                  ------------    ------------   -------------
Cash flows provided by financing activities:
  Partners' capital contributions                                      3,291,343      12,752,488       6,696,097
  Partners' capital distributions                                    (22,190,280)             --              --
                                                                  ------------    ------------   -------------
     Net cash (used in) provided by financing activities           (18,898,937)     12,752,488       6,696,097

Net (decrease) increase in cash and cash equivalents                   555,500        (965,485)        672,449

Cash and cash equivalents, beginning of year                           342,491       1,307,976         635,527
                                                                  ------------    ------------   -------------
Cash and cash equivalents, end of year                            $    897,991     $   342,491     $ 1,307,976
                                                                  ------------    ------------   -------------

  The accompanying notes are an integral part of these financial statements.

CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


1.   DESCRIPTION OF THE PARTNERSHIP

     Cambridge Technology Capital Fund I L.P. (the "Partnership"), a Delaware Limited Partnership, was organized on October 17, 1997 to achieve a return on investment for its partners by locating, analyzing, and investing in high-growth oriented businesses, primarily businesses which are privately held, providing products and services within the areas of information technology. The Partnership term expires on December 31, 2007.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     VALUATION OF INVESTMENTS

     Investments in securities traded on national securities exchanges are valued at closing price, adjusted for restrictions as to sale or transfer. For all other investments, the General Partner determines the fair market value. In determining these values, the General Partner takes into account the cost of the investments, current financial condition and operating results of the issuer, recent transactions of the issuers' securities, and other factors pertinent to the valuation of investments.

     Because of the inherent uncertainty of these valuations, values determined by the General Partner may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material.

     INTEREST INCOME

     Interest income is recognized when earned to the extent deemed collectible by the General Partner.

     REALIZED GAINS AND LOSSES

     Realized gains and losses from security dispositions are recorded on the identified cost basis.

     CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less from the date of purchase and whose cost basis approximates market value due to the short maturity of the investments.

     SYNDICATION COSTS

     Syndication costs related to the fund-raising for the Partnership of $34,011 are not being amortized.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE

     Effective January 1, 1999, the Partnership adopted the provisions of Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires all start-up costs, as defined by the SOP, to be expensed as incurred. Previously, the Partnership's accounting policy was to capitalize organizational costs and amortize those costs over a 60-month period. As a result of adopting SOP 98-5, the Partnership recorded a charge of $151,151 in 1999 as the cumulative effect of expensing the organization costs remaining as of the effective date.

CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


     INCOME TAXES

     The Partnership reports on the accrual method for financial statement and income tax purposes and treats all operating income and losses and realized investment gains and losses (as defined in the partnership agreement) as distributed to its partners for tax purposes. Accordingly, the Partnership has not recorded a tax provision within its statement of operations.

     PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.


3.   PARTNERS' CAPITAL

     The Partnership's committed capital totals approximately $25.3 million at December 31, 2000, consisting of capital commitments from the Limited Partners of 99% and from the General Partner of 1% of the total.


4.   ALLOCATIONS

     Allocations are generally made at the end of the fiscal year, although allocations can be made at other times at the discretion of the General Partner as determined by the partnership agreement. The partnership agreement provides for the allocation of net gains and net losses as follows:

       NET GAIN
       Net gains are generally allocated to the capital accounts of the partners in the following order. First, if cumulative net losses previously allocated exceed cumulative net gains previously allocated, each partner is allocated the amount to reverse out such excess net losses. Second, net gain is allocated to all partners until each partner has been allocated an aggregate amount of net gain equal to such partner's 8% preferential return as of such time. Third, until the Partnership has distributed to each partner an aggregate amount equal to such partner's aggregate capital contributions plus its 8% preferential return as of such time (the "Pre-8% Payback Period"), any remaining net gain is allocated to the partners in proportion to their respective capital contributions. After each partner has received aggregate distributions from the Partnership equal to such partner's capital contributions plus its 8% preferential return (the "8% Payback Period"), net gain is allocated (a) 100% to the General Partner until the General Partner has been allocated an aggregate amount of net gain equal to 20% of the excess of allocated net gain over net loss; and (b) the remaining amount of net gain is allocated 80% to the partners in proportion to their respective capital contributions and 20% to the General Partner.

CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


       NET LOSS
       Net loss is generally allocated to the capital accounts of the partners to reverse-out allocations of net gain, on a last-in, first-out basis. Cumulative net losses are allocated to all partners in proportion to their respective capital contributions.

       EIGHT PERCENT PREFERENTIAL RETURN DETERMINATION
       In general, a partner's 8% preferential return is calculated on a monthly basis, by multiplying such partner's unreturned capital contributions by .66666%. For this purpose, unreturned capital contributions generally means such partner's aggregate capital contributions less the aggregate amount of distributions made to such partner.


5.   DISTRIBUTIONS

     The partnership agreement provides for two types of distributions: discretionary distributions and tax distributions.

       DISCRETIONARY DISTRIBUTIONS
       The General Partner has discretion with respect to the timing and total amount of distributions to the partners. Distributions may be made in cash or in kind. A discretionary distribution is generally any distribution other than a tax distribution. Each partner's share of a discretionary distribution is determined as follows: First, partners receive an amount in proportion to their relative capital contributions until each partner has received aggregated distributions equal to its contributed capital plus its respective 8% preferential return. Second, the General Partner will receive 80% of a distribution and the remaining 20% will be distributed to all partners in proportion to their relative capital contributions, until the General Partner has received cumulative distributions (excluding distributions with respect to its capital contributions) equal to 20% of the aggregate amount distributed in excess of the partners' capital contributions. Third, the partners receive 80% in proportion to their relative capital contributions and the remaining 20% is distributed to the General Partner.

       TAX DISTRIBUTIONS
       If the amount of discretionary distributions made to a partner in cash during any fiscal year is not sufficient to satisfy such partner's federal and state income tax liability attributable to its interest in the partnership with respect to such year, the general partner has discretion to make additional cash distributions (a tax distribution) to the partner in an amount up to such unsatisfied tax liability. The partnership agreement sets forth certain assumptions to be used in calculating a partner's tax liability attributable to its interest in the Partnership.


6.   MANAGEMENT FEES

     The Partnership has entered into a management agreement with Cambridge Technology Capital Management, Inc. (the "Management Company") pursuant to which the Management Company receives an annual management fee for providing investment management, administrative and other services to the Partnership in connection with its day-to-day operations. The annual fee is 2.5% of the Partnership's total committed capital.

CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


7.   RELATED PARTIES

     The Management Company is a wholly-owned subsidiary of Cambridge Technology Partners (Massachusetts), Inc. ("Cambridge"). A wholly-owned subsidiary of Cambridge is also the general partner of the Partnership's General Partner. Cambridge is a limited partner of the Partnership with an aggregate capital commitment of approximately 24% of the Partnership's total committed capital. The managing director of the Management Company (the "Managing Director") is also a limited partner of the General Partner of the Partnership.


8.   CONCENTRATIONS OF MARKET AND CREDIT RISK

     The Partnership invests primarily in development stage, private companies for which no ready market exists to provide liquidity. This portfolio strategy presents a high degree of market and credit risk due to its concentration in privately held start-up companies.

CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------


9.   STATEMENT OF CASH FLOWS SUPPLEMENTARY DISCLOSURE

     The Partnership made the following discretionary common stock distributions during the years ended December 31, 2000 and 1999. No distributions were made during the year ended December 31, 1998.

                                                         DESCRIPTION                                         VALUE OF
                                  DISTRIBUTION          OF SECURITIES                         COST          SECURITIES
     INVESTMENT                       DATE               DISTRIBUTED                          BASIS         DISTRIBUTED
     ----------                       ----               -----------                          -----         -----------
     BEA Systems, Inc. .......    March 11, 1999        245,075 shares of common stock      $  899,860      $ 4,264,305

     Concur Technology, Inc...    July 15, 1999         64,477 shares of common stock          499,699        2,493,661

     Pro-Business, Inc. ......    November 8, 1999      91,002 shares of common stock          899,700        2,301,222

     Pro-Business, Inc. ......    December 3, 1999      10,145 shares of common stock          100,300          288,118

     Active Software, Inc. ...    January 7, 2000       55,147 shares common stock             433,679        4,602,712

     InterWorld Corporation...    February 2, 2000      100,000 shares of common stock       1,000,000        7,321,875

     Active Software, Inc. ...    February 8, 2000      110,295 shares of common stock         241,442        8,579,584

     SilkNet Software, Inc. ..    February 26, 2000     136,536 shares of common stock       1,000,004       30,874,203

     Epiphany Marketing
      Software, Inc. .........    April 19, 2000        254,438 shares of common stock         860,000       15,907,947

     Active Software, Inc. ...    May 8, 2000           18,383 shares of common stock           74,880          663,461

     Interwoven, Inc. ........    June 16, 2000         96,518 shares of common stock          820,000        7,272,651

     Active Software, Inc. ...    August 15, 2000       48,437 shares of common stock           72,966        4,680,235

     Digital Think
      Software, Inc. .........    August 24, 2000       666,667 shares of common stock       1,000,000       26,416,680

     Open 360 Corporation.....    October 3, 2000       325,378 shares of common stock       1,000,000          785,072


     The resulting realized gains in 2000 and 1999 of $100,601,450 and $6,947,747, respectively, from the distribution of investments are included in net realized gains in the statement of operations.

     As a result of the bankruptcy of one of its investment portfolio companies, the Partnership recorded a realized loss of $1,590,420 in 2000 which is included in net realized gains in the statement of operations.

CAMBRIDGE TECHNOLOGY CAPITAL FUND I L.P.
NOTES TO FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

10.  PORTFOLIO SUMMARY

     The Partnership held the following investments, in companies within the technology industry in the United States, at December 31, 2000:

     I.  INDIVIDUAL INVESTENTS GREATER THAN 5% OF NET ASSETS
                                                                                                                       PERCENTAGE
                                                                                                                       OF TOTAL
     ISSUER                        TYPE OF SECURITY                                 COST           VALUATION          INVESTMENTS
     ------                        ----------------                                 ----           ---------          -----------
     DigitalThink, Inc. ......    76,923 shares of common stock                  $  500,000      $ 1,312,499             6.16%

     Extricity Software, Inc..    196,078 shares of Series C preferred stock     $  500,000      $ 1,264,702
                                  13,676 shares of Series D preferred stock      $   40,417      $    88,211
                                  101,833 shares of Series E preferred stock     $  500,000      $   656,823
                                  21,309 shares of Series F preferred stock      $  137,443      $   137,443
                                                                                 ------------------------------
                                                                                 $1,177,860      $ 2,147,179            10.07%



     AlphaBlox Corporation        210,527 shares of Series D preferred stock     $1,000,000      $ 2,221,057
                                  57,670 shares of Series E preferred stock      $  499,998      $   608,419
                                                                                 ------------------------------
                                                                                 $1,499,998      $ 2,829,476            13.28%


     Syncra Software, Inc.        750,000 shares of Series B preferred stock     $1,000,000      $ 3,210,000
                                  280,374 shares of Series C preferred stock     $1,200,000      $ 1,200,000
                                                                                 ---------------------------
                                                                                 $2,200,000      $ 4,410,000            20.69%

     WorldStreet Corporation      238,096 shares of Series D preferred stock     $1,000,003      $ 2,592,865
                                  26,941 shares of Series E preferred stock      $  293,388      $   293,388
                                                                                 ---------------------------
                                                                                 $1,293,391      $ 2,886,253            13.54%


     Plumtree Software, Inc.      628,930 shares of Series D preferred stock     $1,000,000      $ 6,037,728
                                  23,890 shares of Series E preferred stock      $  229,343      $   229,343
                                                                                 ------------------------------
                                                                                 $1,229,343      $ 6,267,071            29.40%

     II.  AGGREGATE OTHER INVESTENTS BY TYPE
     Preferred Stock                  379,630 shares of two series of
                                      preferred stock from two issuers           $1,999,998      $ 1,289,998             6.05%

     Common Stock                 30,374 shares of common stock from one issuer  $   90,995      $   170,854             0.80%
                                                                                 ----------      -----------            ------
     TOTAL INVESTMENT PORTFOLIO                                                  $9,991,585      $21,313,330           100.00%
                                                                                 ==========      ===========           ======